Contacts: Investors & Analysts: Peter L. McCorkell (415)491-5101

           Media: Sondra Harris (415)491-7000
                  e-mail: SondraHarris@fairisaac.com


       Fair, Isaac Announces Larry Rosenberger to Become Head of R&D Unit
                               and Resign as CEO

SAN RAFAEL,  CALIFORNIA--April  8, 1999--Fair,  Isaac and Company,  Incorporated
(NYSE: FIC) today announced that Larry E. Rosenberger will resign as the company's president and chief executive officer and assume the role of director of the company's Development Unit which is responsible for all research and development efforts, company-wide. The board of directors has initiated a search to find a new CEO. Mr. Rosenberger is a member of the search committee, and he will remain CEO until a successor is found.

Chairman Robert M. Oliver said, "Over the past eight years Larry has done a superb job leading Fair, Isaac from $25 million in revenues in 1990 to nearly $250 million last year. During that time, shareholder value has increased even more, from a market capitalization of just over $35 million to more than $500 million today. However, the Board of Directors decided that, in the next phase of the company's development, it would benefit from the leadership of a CEO who has experience with the sort of rapid growth and pervasive change called for by the new strategic plan we announced last month. Research and development will play a pivotal role in our efforts to become a leader in new markets, and we are delighted that Larry will provide the direction we need in that area."

Mr. Rosenberger, who joined Fair, Isaac in 1974, headed the company's research and development unit prior to becoming president and CEO in 1991. He added, "I feel very good about what Fair, Isaac has accomplished over the last eight years, and I remain committed to contributing to our future success. I am looking forward to applying my skills to the critical area of research and development and am excited by the challenges that my new role will bring."

Since 1956, Fair, Isaac has helped businesses maximize the value of data for strategic decision making. The Company pioneered the commercial development of empirically derived predictive models for the credit industry and popularized their use in lending decisions. Today, Fair, Isaac and its subsidiaries provide data-driven decision support solutions to a variety of industries, worldwide, including financial services, direct marketing, personal lines insurance, retail, health care, and telecommunications. Primary areas of focus include customer and operational data management and modeling, information analysis, strategy design, and software. Headquartered in San Rafael, California, Fair, Isaac employs more than 1,500 people and has offices throughout the United States and Europe as well as in Canada, Mexico, Brazil, South Africa, and Japan. For the fiscal year ended September 30, 1998, the Company recorded net income of $24.3 million ($1.68 per share, diluted) on revenues of $245.5 million. For the quarter ended December 31, 1998, net income was $7.0 million ($.49 per share, diluted) on revenues of $68.0 million.

This press release contains certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could

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cause the Company's actual results to differ  materially.  Such factors include, but are not  limited  to, the  Company's  ability to recruit  and  maintain  key
technical  and   managerial   personnel,   the   maintenance   of  its  existing
relationships with key alliance partners, its ability to continue to develop new and enhanced products and services, competition, and market demand. For a more complete description of these and other factors see the Company's annual and quarterly reports to stockholders and its annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.


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